     EXHIBIT 4.3

DELPHI CORPORATION

No. 1

ADJUSTABLE RATE JUNIOR SUBORDINATED NOTE
DUE 2033

     DELPHI CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to DELPHI TRUST II, a statutory business trust formed under the laws of the State of Delaware (the “Trust”), or registered assigns, the principal sum of ONE HUNDRED FIFTY FOUR MILLION SIX HUNDRED FORTY THOUSAND DOLLARS ($154,640,000) on November 15, 2033, and to pay interest thereon from November 21, 2003, or from the most recent Interest Payment Date in the case of the Fixed Rate Period, or from the date on which interest has been paid or duly provided for in the case of the Floating Rate Period. The Company promises to pay interest during the Fixed Rate Period semiannually in arrears on May 15 and November 15 of each year, subject to deferral as set forth herein, commencing May 15, 2004, at the rate of 6.197% per annum, plus Compounded Interest, if any, to but excluding November 15, 2008 or until the principal hereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the rate of 6.197% per annum, compounded semiannually, on any overdue principal and on any overdue installment of interest. The Company promises to pay interest during the Floating Rate Period quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, subject to deferral as set forth herein, at a rate, reset quarterly, equal to 3.000% plus the greatest of (a) the 3-month LIBOR rate, (b) the 10-year Treasury CMT and (c) the 30-year Treasury CMT, plus Compounded Interest, if any, until the principal hereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at such Floating Rate per annum, compounded quarterly, on any overdue principal and on any overdue installment of interest. The amount of interest payable on each Interest Payment Date relating to an Interest Period in the Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full month for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. The amount of interest payable on each Interest Payment Date relating to an Interest Period in the Floating Rate Period will be computed by multiplying the per annum Floating Rate in effect for such Interest Period by a fraction, the numerator of which will be the actual number of days in such Interest Period (or portion thereof) (determined by including the first day thereof and excluding the last thereof) and the denominator of which will be 360, and multiplying the rate so obtained by $1,000 per $1,000 principal amount of Securities. If any Interest Payment Date with respect to an Interest Period in the Fixed Rate Period is not a Business Day, interest will be payable on the first Business Day following such Interest Payment Date with the same force and effect as if payment was made on the date such payment was originally payable (and without any interest or other payment in respect of any such delay) unless that Business Day is in the next calendar year, in which case such interest will be payable on the first Business Day immediately prior to such Interest Payment Date. If any Interest Payment Date with respect to an Interest Period in the Floating Rate Period is not a Business Day, then interest will be payable on the first Business Day following such Interest Payment Date and interest shall accrue to the actual payment date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the fifteenth day (whether or not a business day), next preceding the relevant Interest Payment Date. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a subsequent record date for the payment of such Defaulted Interest established by notice given by mail by or on behalf of the Company to the Holders of Debt Securities of the series in default not less than fifteen days preceding such subsequent record date, such record date to be not less than five days preceding the date of payment of such Defaulted Interest or such earlier date not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange.

     Payment of the principal of and any such interest on this Security will be made at the office or agency of such paying agent or paying agents as the Company may designate for that purpose in the Borough of Manhattan, the City and State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made by (i) mailing checks for such interest payable to or upon the order of such Holders at their last addresses as they appear on the Security Register for such Debt Securities or (ii) in the case of Holders of U.S. $10,000,000 or more in aggregate principal amount of such Debt Securities, by wire transfer of immediately available funds, but only if the Trustee has received wire transfer instructions in writing not less than 15 days prior to the applicable Interest Payment Date and provided further that the payment of principal will only be made upon surrender of this Security to the Trustee. Notwithstanding the foregoing, so long as the owner and Holder of record of this Security is the Trust, the payment of the principal of and interest (including Compounded Interest, if any) on this Security will be made at such place and to such account of the Trust as may be designated by the Property Trustee.

     Delphi shall have the right to set off any payment made to a holder of Preferred Securities against its obligation to make a corresponding payment of principal or interest, as the case may be, on the Securities.

     This Security constitutes a Debt Security issued under, and as defined in, the Indenture (as defined below) and ranks pari passu with other Debt Securities previously issued thereunder. The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder of this Security, by his acceptance of the same, hereby waives all notice of the acceptance of the

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subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

     This Security constitutes a Registered Security under the Indenture and is initially issued in definitive form in the amount set forth above against payment at a price of 100% of the principal amount hereof. Upon any redemption, exchange or transfer of this Security, notes issued in exchange herefor shall be issuable in minimum denominations of $1,000 and integral multiples thereof.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

     All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

3

     IN WITNESS WHEREOF, the Company has caused this Security to be signed by its Chairman of the Board or the President or any Vice Chairman or Vice President or its Treasurer and the Secretary or any Assistant Secretary, or, if the other signatory is other than the Treasurer, any assistant Treasurer, manually or in facsimile, and a facsimile of its corporate seal to be imprinted hereon.

DELPHI CORPORATION

By:	/s/ John G. Blahnik
Name: John G. Blahnik Title: Vice President

By:	/s/ Diane L. Kaye
Name: Diane L. Kaye Title: Secretary

[Corporate Seal]

Attest:	/s/ John D. Sheehan

4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

J.P. MORGAN TRUST COMPANY, N.A.
(successor in interest to Bank One
Trust Company, N.A.), as Trustee
By:	/s/ Jeffrey L. Eubank

Jeffrey L. Eubank Vice President

Dated: November 21, 2003

5

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE:

(Print or Type Name and Address including Zip Code of Assignee)

the within Security and all rights, thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

By:

Dated:

NOTE:	The signature to this assignment must correspond with the name as written upon the face of the within Security in every particular without alteration or enlargement or any change whatsoever and must be guaranteed.

6

REVERSE OF SECURITY

DELPHI CORPORATION

ADJUSTABLE RATE JUNIOR SUBORDINATED NOTE

DUE 2033

     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 28, 2003, (herein called the “Indenture”), among the Company and J.P. Morgan Trust Company, N.A. (successor in interest to Bank One Trust Company, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Securities of the series designated on the face hereof, whose issuance on the date hereof is limited in aggregate principal amount to $154,640,000.

     The Securities of this series are subject to the defeasance and covenant defeasance provisions set forth in Article Twelve of the Indenture.

     1. Definitions. For all purposes of this Security, except as otherwise expressly provided or unless the context otherwise requires:

     “Calculation Agent” means J.P. Morgan Trust Company, N.A., as calculation agent pursuant to the Calculation Agent Agreement, solely in its capacity as Calculation Agent hereunder and thereunder and not in its individual capacity, or its successor in interest in such capacity, or any successor calculation agent appointed as therein provided.

     “Calculation Agent Agreement” means the Calculation Agent Agreement, dated as of November 21, 2003, among the Company, the Trust and J.P. Morgan Trust Company, N.A., as calculation agent.

     “Calendar Period” means a period of 180 calendar days.

     “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

     “Fixed Rate” means 6.197% per annum.

     “Fixed Rate Period” means the date of original issuance to, but excluding, November 15, 2008.

     “Floating Rate” means the Interest Rate applicable to an Interest Period during the Floating Rate Period, calculated pursuant to Section 2.

     “Floating Rate Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period in the Floating Rate Period.

     “Floating Rate Period” means November 15, 2008 to, but excluding, the date on which all Trust Securities have been redeemed.

     “Interest Period” means each semiannual period in the Fixed Rate Period and each quarterly period in the Floating Rate Period for which interest is payable as specified in Section 2.

     “Interest Rate” means the rate at which interest will accrue in respect of an Interest Period, which will be equal to the Fixed Rate during the Fixed Rate Period and will be equal to the applicable Floating Rate for each Interest Period during the Floating Rate Period, determined pursuant to Section 2.

     “Investment Company Event” means the receipt by the Property Trustee, on behalf of the Trust, of an Opinion of Counsel, rendered by a law firm having a recognized national securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, government agency or regulatory authority on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

     “London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

     “Make-Whole Amount” means the sum of the present value of 100% of the principal amount of the Securities discounted from November 15, 2008, plus the present value of scheduled payments of interest for the Remaining Fixed Rate Period Life (assuming that interest payments are not deferred), calculated by discounting the relevant amounts to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 60 basis points, all as determined by the Quotation Agent. For the avoidance of doubt, any calculation of the remaining scheduled payments of interest shall not include interest accrued as of the applicable Redemption Date.

     “Primary Treasury Dealer” means a primary U.S. government securities dealer in New York City.

     “Quotation Agent” means Citigroup Global Markets Inc. and its successors; provided, however, that if Citigroup Global Markets Inc. ceases to be a Primary Treasury Dealer, the Company may appoint another Primary Treasury Dealer as Quotation Agent.

     “Redemption Date” means, with respect to any Securities to be redeemed under the Indenture, the date fixed for redemption thereof under the Indenture.

     “Redemption Price” means, with respect to the Securities, 100% of the aggregate principal amount of the Securities, together with any accrued but unpaid interest, including Compounded Interest, if any, thereon to the Redemption Date.

     “Remaining Fixed Rate Period Life” means the period from the Redemption Date for the Securities to and including November 15, 2008.

     “Special Event Redemption Price” means, with respect to the Securities, (i) if prior to November 15, 2008, at a price equal to the greater of (a) 100% of the principal amount of the Securities, and (b) the Make-Whole Amount, and (ii) if on or after November 15, 2008, equal to 100% of the principal amount of the Securities, in each case, plus any accrued and unpaid interest, including Compounded Interest, if any, to the Redemption Date.

     “Tax Event” means the receipt by the property trustee of the Trust (the “Property Trustee”), on behalf of the Trust, of an Opinion of Counsel, rendered by a law firm having a recognized national tax and securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of any Preferred Securities, there is more than an insubstantial risk in each case that (i) the Trust is, or will be within 90 days of the date of such Opinion of Counsel, subject to United States federal income tax with respect to income received or accrued on the Securities, (ii) interest payable by the Company on the Securities is not, or within 90 days of the date of such Opinion of Counsel will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date of such Opinion of Counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

     “Telerate Page 7051” means the display on MoneyLine Telerate (or any successor service), on such (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

     “Treasury Rate” has the meaning specified under the definition of 10-year Treasury CMT, except that (i) the Designated CMT Maturity Index for the Treasury Rate shall be the period to maturity corresponding to the Remaining Fixed Rate Period Life, where if no maturity is within three months before or after the Remaining Fixed Rate Period Life, yields for the two published maturities most closely corresponding to the Remaining Fixed Rate Period Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month and (ii) all actions to be performed by the

Calculation Agent with respect to the 10-year Treasury CMT shall be performed by the Quotation Agent with respect to the Treasury Rate.

     2. Interest. During the Fixed Rate Period, the Interest Rate shall be the Fixed Rate. After the conclusion of the Fixed Rate Period, with respect to each subsequent Interest Period, the Interest Rate shall be the Floating Rate. The Calculation Agent shall calculate the Floating Rate as follows:

     Except as provided below, the Floating Rate for any Interest Period during the Floating Rate Period for the Securities will be equal to the Adjustable Rate (as defined below) plus 3.000% per annum. The “Adjustable Rate” for any Interest Period will be equal to the greatest of (i) the 3-month LIBOR Rate, (ii) the 10-year Treasury CMT and (iii) the 30-year Treasury CMT (each as defined below and collectively referred to as the “Benchmark Rates”) for such Interest Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

(i)	any one of the Benchmark Rates cannot be determined for any Interest Period, the Adjustable Rate for such Interest Period will be equal to the higher of whichever two of remaining Benchmark Rates can be so determined;

(ii)	only one of the Benchmark Rates can be determined for any Interest Period, the Adjustable Rate for such Interest Period will be equal to whichever remaining Benchmark Rate can be so determined; or

(iii)	none of the Benchmark Rates can be determined for any Interest Period, the Adjustable Rate for the preceding Interest Period will be continued for such Interest Period.

     The “3-month LIBOR Rate” means, for each Interest Period during the Floating Rate Period, the arithmetic average of the two most recent weekly quotes for deposits for U.S. Dollars having a term of three months, as published on the first Business Day of each week during the relevant Calendar Period immediately preceding the quarterly period for which the Floating Rate is being determined. Such quotes will be taken from Telerate Page 3750 at approximately 11:00 a.m. London time on the relevant date. If such rate does not appear on Telerate Page 3750 on the relevant date, the 3-month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the relevant date for loans in U.S. Dollars to leading European banks for a period of three months.

     “The 10-year Treasury CMT” means the rate determined in accordance with the following provisions:

                    (i) With respect to any Floating Rate Determination Date and the Interest Period that begins immediately thereafter, the 10-year Treasury CMT means the rate displayed on Telerate Page 7051 under the caption “...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.”, under the column for the Designated CMT Maturity Index.

                    (ii) If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 P.M., New York City time, on the applicable Floating Rate Determination Date, then the 10-year Treasury CMT for such Floating Rate Determination Date will be such Treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

                    (iii) If such rate is no longer displayed on the relevant page, or if not published by 3:00 P.M., New York City time, on the applicable Floating Rate Determination Date, then the 10-year Treasury CMT for such Floating Rate Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Floating Rate Determination Date with respect to such interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Telerate Page 7051 and published in H.15(519).

                    (iv) If such information is not provided by 3:00 P.M., New York City time, on the applicable Floating Rate Determination Date, then the 10-year Treasury CMT for such Floating Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Floating Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a “Reference Dealer”) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Debentures”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

                    (v) If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Floating Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Floating Rate Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

                    (vi) If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Floating Rate Determination Date will remain the 10-year Treasury CMT for the immediately preceding Interest Period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

     The “30-year Treasury CMT” has the meaning specified under the definition of 10-year Treasury CMT, except that the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

     The 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT shall each be rounded to the nearest hundredth of a percent.

     The Floating Rate with respect to each Interest Period during the Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.

     3. Optional Redemption. Except as provided in Section 4, the Securities may not be redeemed by the Company on or before November 15, 2008. The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice (provided that, so long as any trust preferred securities issued by the Trust (the “Preferred Securities”) are outstanding, the Company shall give such notice no later than at such time so as to allow the Property Trustee (as defined herein) to comply with Section 4.03(b) of the Declaration of Trust (as defined herein)) by mail, at any time on or after November 15, 2008, as a whole but not in part, at the election of the Company (an “Optional Redemption”), at the Redemption Price.

     The Company may not, in any case, redeem the Securities unless all accrued and unpaid interest thereon has been paid in full on all outstanding Securities through the last Interest Payment Date before and including the Redemption Date.

     In the event that any date with respect to the Fixed Rate Period on which any Redemption Price is payable is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date unless that Business Day is in the next calendar year, in which case the Redemption Price will be payable on the first Business Day immediately prior to such Redemption Date. In the event that any date relating to a Floating Rate Period on which any Redemption Price is payable is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day, and any interest (but not any other payment in respect of any such delay), shall accrue to the actual payment date.

     4. Special Redemption. If, at any time, a Tax Event (as defined below) or an Investment Company Event (as defined below) shall occur and be continuing, the Company shall have the right at any time, upon not less than 30 nor more than 60 days’ notice (provided that, so long as any Preferred Securities are outstanding, the Company shall give such notice no later than at such time so as to allow the Property Trustee to comply with Section 4.03(b) of the Declaration), to redeem the Securities, in whole but not in part, for cash, within 90 days following the occurrence of such Tax Event or Investment Company Event, as the case may be, at the Special Event Redemption Price; provided that, if a Tax Event shall occur and be continuing, and the Company shall not have (i) redeemed all of the Securities pursuant to this paragraph or (ii) dissolved the Trust, pursuant to Section 9.02(b) of the Amended and Restated Declaration of Trust of the Trust, dated November 21, 2003 (the “Declaration of Trust”), the Company shall pay from time to time to the Trust (and its permitted successors and assigns under the Declaration of Trust) for so long as the Trust (or its permitted successor or assignee) is the registered Holder of the Securities, such additional amounts (the “Additional Sums”) as may be necessary in order that the amount of distributions (including any Additional Amounts (as defined in the Declaration of Trust)) then due and payable by the Trust on the Preferred Securities in accordance with the terms thereof shall not be reduced as a result of any additional taxes, duties or other governmental charges to which the Trust has become subject from time to time as a result of a Tax Event. Whenever in this Security or in the Indenture there is a reference in any context to the payment of principal of or interest on the Securities, such mention shall be deemed to include mention of the payments of the Additional Sums provided for in this paragraph to the extent that, in such context, Additional Sums are, were or would be payable in respect thereof pursuant to the provisions of this paragraph and express mention of the payment of Additional Sums (if applicable) in any provision hereof shall not be construed as excluding Additional Sums in those provisions hereof where such express mention is not made; provided that the extension of an interest payment period pursuant to this Security shall not extend the payment of any Additional Sums that may be due and payable during such interest payment period.

     In the event that any date with respect to the Fixed Rate Period on which any Special Event Redemption Price is payable is not a Business Day, then payment of the Special Event Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date unless that Business Day is in the next calendar year, in which case the Special Event Redemption Price will be payable on the first Business Day immediately prior to such Redemption Date. In the event that any date relating to a Floating Rate Period on which any Special Event Redemption Price is payable is not a Business Day, then payment of the Special Event Redemption Price payable on such date will be made on the next succeeding day which is a Business Day, and any interest (but not any other payment in respect of any such delay), shall accrue to the actual payment date.

     5. Event of Default. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     6. Interest Deferral. So long as no Event of Default has occurred and is continuing, the Company shall have the right to defer the payment of interest (including any Additional Amounts) on such Securities at any time during the term of the Securities, from time to time, for a period not exceeding five years (the “Extended Interest Payment Period”); provided, that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Securities or any earlier Redemption Date on which all Securities are redeemed. If the Company elects to defer interest during the Fixed Rate Period, interest will continue to accrue at the Fixed Rate until the expiration of the Fixed Rate Period and thereafter will accrue at the Floating Rate; provided that such Floating Rate shall not be less than the Fixed Rate for the Fixed Rate Period just ended. If the Company elects to defer interest during the Floating Rate Period, distributions will continue to accrue at the applicable Floating Rate, reset quarterly. On the Interest Payment Date occurring at the end of the Extended Interest Payment Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon (i) during the Fixed Rate Period, at the Fixed Rate compounded semiannually to the extent permitted by applicable law, and (ii) during the Floating Rate Period, at the applicable Floating Rate for each Interest Period or part thereof during the Extended Interest Payment Period, compounded quarterly to the extent permitted by applicable law (in each case, “Compounded Interest”)). During such Extended Interest Payment Period, the Company shall not declare or pay any dividends, distributions or interest on, or redeem, purchase, acquire or make a liquidation, principal or premium payment with respect to, any of its Common Stock, preferred stock or any other securities similar to the Preferred Securities or debt securities of the Company ranking equally in right of payment with or junior to the Securities, and shall not make any guarantee payments with respect thereto; provided, however, that, during any such Extended Interest Payment Period, the Company may (i) make any dividend, redemption, liquidation, interest, principal or guarantee payment in the form of Common Stock, (ii) repurchase, redeem or otherwise acquire Common Stock in connection with any employee benefit plans or any other contractual obligation of the Company, other than a contractual obligation ranking equally with or junior to the Securities, (iii) make payments under the Guarantee (as defined in the Declaration of Trust) with respect to the Preferred Securities, (iv) make payments or distributions in connection with a reclassification of the Company’s capital stock; provided such reclassification does not result in the issuance of securities senior to the Securities, and (v) make any payments or distributions in connection with an exchange or conversion of any securities of the Company for any class or series of the Company’s capital stock that is junior to the Securities (including the purchase of fractional interests thereof). Prior to the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period, together with all such further extensions thereof, shall not exceed five years or extend beyond the Stated Maturity of the Securities or any earlier Redemption Date on which all Securities are redeemed. During an Extended Interest Payment Period, the Company may pay all or any portion of the interest accrued on the Securities on any Interest Payment Date to Holders of record on the Regular Record Date for such Interest Payment Date. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest then due, together with Compounded Interest, the Company may select a new Extended Interest Payment Period, subject to the foregoing requirements. No interest on this Security shall be due and payable during an Extended Interest Payment Period, except at the end thereof. At the end of the Extended Interest Payment Period, the Company shall pay all interest accrued and unpaid on the Securities including any Compounded Interest which shall be payable to the Holders of the Securities in whose names the Securities are registered in the Security Register on the Regular Record Date for the first Interest Payment Date occurring on or after the end of the Extended Interest Payment Period.

     So long as the Property Trustee is the sole owner and Holder of record of the Securities at the time the Company selects an Extended Interest Payment Period, the Company shall give both the Property Trustee and the Trustee written notice of its selection of such Extended Interest Payment Period ten business days prior to the earlier of (i) the next succeeding date on which distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice of the record date or the date such distributions are payable to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities, but in any event not less than one business day prior to such record date. The Company shall cause the Trust to give notice of the Company’s selection of such Extended Interest Payment Period to the holders of Preferred Securities.

     If, as a result of an Early Termination Event (as defined in the Declaration of Trust), Securities have been distributed to holders of Preferred Securities, at the time the Company selects an Extended Interest Payment Period, the Company shall give the Holders of Securities and the Trustee written notice of its selection of such Extended Interest Payment Period at least ten business days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to the New York Stock Exchange (if the Securities are then listed thereon) or other applicable self-regulatory organization or to Holders of the Securities.

     7. Amendments and Waivers. The Indenture permits, with certain exceptions as therein provided, the Company, when authorized by a Board Resolution, and the Trustee, with the consent of the Holders of not less than a majority in the aggregate principal amount of the Debt Securities of all series affected at the time outstanding (voting as one class), to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debt Securities; provided, however, that no such supplemental indenture shall (i) change the fixed maturity of any Debt Securities, or reduce the principal amount thereof (or premium, if any), or reduce the rate or extend the time of payment of any interest or Additional Amounts thereon or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of (premium, if any) or interest, if any, or Additional Amounts, if any, on any Debt Security payable in any coin or currency other than that provided in such Debt Security, (ii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date), or (iii) reduce the aforesaid percentage of Debt Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Debt Security so affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debt Securities of all series at the time outstanding affected thereby, on behalf of the Holders of the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. In addition, the Indenture permits the Company and the Trustee, under certain circumstances set forth in the Indenture, when authorized by a Board Resolution (as defined in the Indenture) to enter into an indenture or supplemental indentures without the consent of the Holders of Debt Securities.

     Subject to Article Twelve of the Indenture, no reference herein to the Indenture (other than such Section) and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the amount of principal of (and premium, if any, on) and interest on this Security herein provided, and at the times, place and rate, and in the coin or currency, herein prescribed.

     8. Agreed Tax Treatment. The Company and, by acceptance of a Security or a beneficial interest therein, the Holder of, and any person that acquires a beneficial interest in, such Security, agree that for United States federal, state and local tax purposes it is intended that such Security constitute indebtedness.

     9. Transfer of Securities. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the company in the Borough of Manhattan, the City and State of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     Except as provided below, the Securities of this series are issuable only in registered form without coupons in denominations of U.S. $1,000 and, to the extent practicable, any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of different authorized denominations as requested by the Holder surrendering the same. In connection with the distribution of Securities to holders of the Preferred Securities in connection with an Early Termination Event:

          (i) the Securities in certificated form may be presented to the Trustee by the Property Trustee in exchange for one or more Global Securities in an aggregate principal amount equal to the aggregate principal amount of all outstanding Securities, to be registered in the name of the Depository, or its nominee, and delivered by the Trustee to the Depository, or its custodian, for crediting to the accounts of its participants pursuant to the procedures of the Depository Trust Company (or any permitted successor depository) (the “Depository”). The Company upon any such presentation shall execute a Global Security in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture; and

          (ii) if any Preferred Securities are held in non book-entry certificated form, the Security in certificated form may be presented to the Trustee by the Property Trustee and any Preferred Security certificate which represents Preferred Securities other than Preferred Securities held by the Depository or its nominee (“Non Book-Entry Preferred Securities”) will be deemed to represent beneficial interests in Securities presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-Entry Preferred Securities until such Preferred Security certificates are presented to the Security Registrar for transfer or reissuance at which time such Non Book-Entry Preferred Security certificates will be canceled and a Security, registered in the name of the Holder of the Preferred Security certificate or the transferee of the Holder of such Preferred Security certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Security certificate canceled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture. On issue of such Securities, Securities with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been canceled.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company, or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THE SECURITIES.

     All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

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